Exhibit 23.2

Consent of Independent Auditor

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and to the incorporation by reference therein of our report dated May 15, 2017 with respect to the consolidated balance sheets of Convergex Group, LLC and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in members’ equity, and cash flows and notes to consolidated financial statements for each of the years in the three-year period ended December 31, 2016 included on Form 8-K/A dated August 17, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 9, 2017